Exhibit 2.4

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of August 22, 2020, is by and between PROTEOSTASIS THERAPEUTICS, INC., a Delaware corporation (“PTI”), YUMANITY HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), YUMANITY THERAPEUTICS, INC. a Delaware corporation (the “Company”) and the undersigned holder (the “Equityholder”) of securities of the Holdings.

WHEREAS, PTI, PANGOLIN MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of PTI (“Merger Sub”), the Company, and Holdings propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation and wholly-owned subsidiary of PTI (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement);

WHEREAS, immediately prior to the consummation of the Merger, Holdings will merge with and into the Company with the Company continuing as the surviving corporation (the “Company Reorganization”) and following which the Company’s equity capitalization will consist entirely of common stock (and options and warrants exercisable for common stock);

WHEREAS, the approval of the Merger by Holdings (in its capacity as sole stockholder of the Company) is subject to and, will become effective upon, the approval of the Merger and the Company Reorganization by equityholders of Holdings;

WHEREAS, as of the date hereof, the Equityholder is the holder of the number and type of equity interests of Holdings set forth opposite the Equityholder’s name on the signature page hereto, and following the Company Reorganization will be the holder of shares of Company Capital Stock (the “Company Corresponding Shares”) (all equity interests set forth on the signature page, together with the Company Corresponding Shares and any equity interests of Holdings or shares of Company Capital Stock that are hereafter issued to or otherwise acquired or owned by the Equityholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, PTI has required that the Equityholder, and as an inducement and in consideration therefor, the Equityholder (in the Equityholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Equityholder hereby covenants and agrees that:

1.1. Voting of Subject Shares and Support of Contemplated Transactions. The Equityholder hereby agrees that within ten (10) Business Days after the Form S-4 Registration Statement becomes effective, the Equityholder shall execute and deliver, or cause to be executed and delivered, to PTI, a written consent approving the matters set forth in (a) below, which written consent shall be coupled with an interest and shall be irrevocable. At every meeting of the equityholders of Holdings (“Holdings Equityholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if Holdings Equityholders act by written consent in lieu of a meeting), the Equityholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Equityholder’s Subject Shares (a) in favor of (i) the approval of and adoption of the Merger Agreement and approval of the Contemplated Transactions (to the extent required by law or under the certificate of formation, operating agreement or other organizational documents of Holdings), (ii) the approval of the Company Reorganization and approval and adoption of any and all agreements, certificates or documents required or deemed necessary or appropriate in connection with the Company Reorganization (the “Company Reorganization Documents”), (iii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement and the Company Reorganization Documents and the approval of the Contemplated Transactions on the date on which such meeting is held, and (iv) any other matter necessary to consummate the transactions contemplated by the Merger Agreement and the Company Reorganization Documents that are considered and voted upon by Holdings Equityholders; and (b) against any Acquisition Proposal. The Equityholder further agrees that it will not approve any amendment of any provision of the operating agreement of Holdings to modify or increase the votes of the Holdings Equityholders necessary to approve the Company Reorganization or the Merger.

1.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement or the Company Reorganization Documents, the Equityholder shall not, directly or indirectly, (a) create any Encumbrance (other than restrictions imposed by applicable Law, pursuant to this Agreement or pursuant to the operating agreement of Holdings) on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any action that would make any representation or warranty of the Equityholder herein untrue or incorrect in any material respect, or have the effect of preventing the Equityholder from performing its obligations hereunder. Notwithstanding the foregoing, (i) the Equityholder may make Transfers of Subject Shares by will, operation of law, or Transfers for estate planning purposes, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Equityholder or the transferee provides PTI with a copy of such agreement promptly upon consummation of any such Transfer and (ii) the Equityholder may take all actions reasonably necessary to consummate the transactions contemplated by the Merger Agreement and the Company Reorganization Documents.

1.3. Waiver of Appraisal Rights. The Equityholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL. The Equityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against PTI, Merger Sub, the Company, Holdings or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement, the Company Reorganization Documents or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement or the Company Reorganization Documents.

1.4. Documentation and Information. The Equityholder shall permit and hereby authorizes PTI and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that PTI or the Company reasonably determines to be necessary in connection with the Merger, the Company Reorganization and any transactions contemplated by the Merger Agreement or the Company Reorganization Documents, the Equityholder’s identity and ownership of the Subject Shares and the nature of the Equityholder’s commitments and obligations under this Agreement. The Company is an intended third-party beneficiary of this Section 1.4.

1.5. Irrevocable Proxy. The Equityholder hereby revokes (or agrees to cause to be revoked) any proxies that the Equityholder has heretofore granted with respect to the Subject Shares. The Equityholder hereby irrevocably appoints PTI, and any individual designated in writing by PTI, as attorney-in-fact and proxy for and on behalf of the Equityholder, for and in the name, place and stead of the Equityholder, to: (a) attend any and all meetings of the Holdings Equityholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Equityholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Holdings Equityholders or in connection with any action sought to be taken by written consent of Holdings Equityholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Holdings Equityholders or in connection with any action sought to be taken by written consent without a meeting. PTI agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy: (x) shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Equityholder, as applicable) until the termination of this Agreement pursuant to Section 4.2; (y) shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2; and (z) shall revoke any and all prior proxies or powers of attorney granted by the Equityholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Equityholder with respect thereto. The Equityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Holdings and/or the Company, as applicable. The Equityholder hereby affirms that the proxy set forth in this Section 1.5 is given in connection with and granted in consideration of and as an inducement to PTI to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Equityholder under Section 1.1. The proxy set forth in this Section 1.5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

1.6. No Solicitation of Transactions. The Equityholder shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry with respect to the Company or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry with respect to the Company or (b) engage in discussions or negotiations regarding, or furnish to any person, any nonpublic information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Inquiry or Acquisition Proposal with respect to the Company. The Equityholder hereby represents and warrants that it, he or she has read Section 4.5 of the Merger Agreement and agrees not to facilitate or participate in any actions prohibited thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDER

The Equityholder represents and warrants to PTI that:

2.1. Authorization; Binding Agreement. The Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Equityholder’s obligations hereunder and to consummate the transactions contemplated hereby. The Equityholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Equityholder, and constitutes a valid and binding obligation of the Equityholder enforceable against the Equityholder in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights (the “Enforceability Exceptions”).

2.2. Ownership of Subject Shares; Total Shares. The Equityholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Equityholder’s Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities

Act and (c) as provided in the operating agreement of Holdings or in any Investor Agreements. The Subject Shares listed opposite the Equityholder’s name constitute all of the equity interests of Holdings owned by the Equityholder as of the date hereof. Except pursuant to this Agreement, the Company Reorganization Documents and the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Equityholder’s Subject Shares.

2.3. Voting Power. Except as set forth on the signature page hereto, the Equityholder has full voting power, with respect to the Equityholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Equityholder’s Subject Shares. None of the Equityholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4. Reliance. The Equityholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Equityholder’s own choosing. The Equityholder understands and acknowledges that PTI is entering into the Merger Agreement in reliance upon the Equityholder’s execution, delivery and performance of this Agreement.

2.5. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from PTI, Merger Sub, the Company or Holdings in respect of this Agreement based upon any Contract made by or on behalf of the Equityholder, solely in the Equityholder’s capacity as an Equityholder of Holdings (or, following the Company Reorganization, the Company).

2.6 Absence of Litigation. With respect to the Equityholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Equityholder, threatened against, the Equityholder or any of the Equityholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Equityholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PTI, THE COMPANY AND HOLDINGS

3.1. PTI Representations and Warranties. PTI represents and warrants to the Equityholder that:

a. Organization; Authorization. PTI is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby is within PTI’s corporate powers and have been duly authorized by all necessary corporate actions on the part of PTI. PTI has full power and authority to execute, deliver and perform this Agreement.

b. Binding Agreement. This Agreement has been duly authorized, executed and delivered by PTI and constitutes a valid and binding obligation of PTI enforceable against PTI in accordance with its terms, subject to the Enforceability Exceptions.

3.2. Holdings and the Company Representations and Warranties. Holdings and the Company represent and warrant to the Equityholder that:

a. Organization; Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby is within the Company’s corporate powers and Holdings’ limited liability company powers and has been duly authorized by all necessary corporate actions on the part of the Company and all necessary limited liability company actions on the part of Holdings. Holdings and the Company each have full power and authority to execute, deliver and perform this Agreement.

b. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Holdings and the Company and constitutes a valid and binding obligation of Holdings and the Company enforceable against Holdings and the Company in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including via electronic mail or facsimile transmission) and shall be given, (a) if to PTI, Holdings or the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Equityholder, to the Equityholder’s address, email address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as the Equityholder may hereafter specify in writing to PTI, Holdings, and the Company for the purpose by notice to PTI, Holdings and the Company.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.4, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that PTI may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve PTI of any of its obligations hereunder.

4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. PTI, Holdings, the Company and the Equityholder hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including by electronic signature, in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to the other party that requests it.

4.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that PTI would be irreparably damaged if for any reason the Equityholder fails to perform any of its obligations under this Agreement and that PTI may not have an adequate remedy at law for money damages in such event. Accordingly, PTI shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14. Capacity as Equityholder. The Equityholder signs this Agreement solely in the Equityholder’s capacity as a Holdings Equityholder (and following the Company Reorganization, as a stockholder of the Company), and not in the Equityholder’s capacity as a director, officer or employee of Holdings, the Company or any of their Subsidiaries or in the Equityholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Holdings or the Company in the exercise of his or her fiduciary duties as a director or officer of Holdings or the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Holdings or the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a legally binding contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PROTEOSTASIS THERAPEUTICS, INC.

By:
Name:
Title:

YUMANITY HOLDINGS, LLC

By:
Name:
Title:

YUMANITY THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EQUITYHOLDER:

(Print Name of Equityholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

(Social Security or Tax I.D. Number)

Subject Shares beneficially owned on the date hereof:

_________ Holdings Common Units _________ Holdings Class A Units _________ Holdings Class B Units _________ Holdings Class C Units

[Signature Page to Support Agreement]